Exhibit 99.1

Spirit Airlines Reports July 2011 Traffic

Miramar, Florida  (Aug.10, 2011 – Spirit Airlines (Nasdaq:  SAVE) today reported its preliminary traffic results for July 2011 and year-to-date 2011.

Traffic (revenue passenger miles) in July 2011 increased 20.0 percent versus July 2010 on a capacity (available seat miles) increase of 14.0 percent.  Load factor for July 2011 was 90.0 percent, an increase of 4.4 points as compared to July 2010.

Please see the following page for monthly capacity, traffic, load factor and passenger flight segment statistics beginning January 2010 through June 2011.

The following table summarizes Spirit’s traffic results for the month and year-to-date ended July 31, 2011 and 2010.

	July 2011	July 2010	Change
Revenue passenger miles (RPMs) (000)	791,939	659,991	20.0%
Available seat miles (ASMs) (000)	879,520	771,238	14.0%
Load Factor	90.0%	85.6%	4.4 pts
Passenger flight segments	848,623	692,249	22.6%

	YTD 2011	YTD 2010	Change
Revenue passenger miles (RPMs) (000)	4,723,023	3,644,245	29.6%
Available seat miles (ASMs) (000)	5,505,259	4,496,422	22.4%
Load Factor	85.8%	81.0%	4.8 pts
Passenger flight segments	4,911,301	3,829,067	28.3%

About Spirit Airlines
Spirit Airlines (Nasdaq: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services for a fee, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs.  Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit the most environmentally-friendly U.S. carrier.  Spirit’s all-Airbus fleet currently operates more than 175 daily flights to over 45 destinations throughout the U.S., Latin America and Caribbean.  Visit Spirit at www.spirit.com.

2010	ASMs (000)	RPMs (000)	Load Factor	Passenger Flight Segments
January	611,121	492,019	80.5%	509,283
February	542,488	422,111	77.8%	438,120
March	666,522	550,515	82.6%	578,143
April	671,515	542,382	80.8%	575,552
May	680,140	550,088	80.9%	585,536
June	553,398	427,139	77.2%	450,184
July	771,238	659,991	85.6%	692,249
August	748,125	640,654	85.6%	672,960
September	674,736	524,150	77.7%	544,529
October	713,375	606,170	85.0%	629,205
November	730,495	617,909	84.6%	632,849
December	756,770	631,267	83.4%	643,118

Full Year	8,119,923	6,664,395	82.1%	6,951,728

2011	ASMs (000)	RPMs (000)	Load Factor	Passenger Flight Segments
January	723,436	602,456	83.3%	604,736
February	658,716	542,883	82.4%	545,557
March	817,945	701,941	85.8%	712,239
April	814,489	690,285	84.8%	703,986
May	813,290	699,808	86.0%	749,584
June	797,863	693,711	86.9%	746,576

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Media Contacts:
Misty Pinson
Director, Corporate Communications
misty.pinson@spirit.com
954-628-4827/cell 954-918-9432

Manuel Jaquez
Senior Manager Commercial - Latin America
manuel.jaquez@spirit.com
954-628-4898

Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920